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Skip to content Operations Energy and innovation Sustainability Newsroom Investors About us ENERGY AND INNOVATION Emerging vehicle and fuel technology We actively support initiatives to reduce consumer emissions from the use of our products in the transportation sector. These include research efforts with partner universities and other companies to address the fuel and vehicle as a single system to improve efficiency. ENABLING MOBILITY Fuel technologies and advanced motor oil innovation ExxonMobil is committed to developing and supplying quality fuels, which is why we have an entire active research organization dedicated to ensuring that the product pumped into your vehicle is the latest technology in industry innovation. Additionally, our breakthrough lubricants offer drivers a longer interval between oil changes and improved engine efficiency, while still providing outstanding performance and protection. Our specially formulated synthetic motor oil products are tailored to improving engine function, whether it be for greater durability, better wear protection or running a cleaner engine. Research and development highlights ExxonMobil and Porsche are testing advanced biofuels and renewable, lower-carbon eFuels The specially-formulated Esso Renewable Racing Fuel will be tested on the racetrack in Porsche’s high-performance motorsports engines beginning at the Porsche Mobil 1 Supercup 2021.Learn more For all the talk about energy sources it’s easy to overlook what will likely make the single biggest contribution to meeting global energy needs in coming decades. It’s energy efficiency – technologies and actions that enable us to do the same, or more, only with less energy. Suzanne McCarron Vice President, public and government affairs at ExxonMobil EXXONMOBIL’S ROLE Helping cars travel longer distances with less fuel At a time when vehicle efficiency standards are on the rise and automotive manufacturers must comply with stricter environmental requirements without sacrificing performance, ExxonMobil scientists are delivering solutions. Learn more about our fuel products Learn more about our lubricant products Advanced plastics pave the way for sustainability and fuel efficiency Around the world the automotive industry is facing many challenges, not the least of which is a desire to produce more sustainable vehicles while improving fuel efficiency, safety, vehicle performance and driver comfort. In order to meet these current standards, automakers have turned to plastic parts, which are just as durable as other materials but are much lighter. Learn more All articles about emerging vehicle and fuel technology ExxonMobil and Porsche test lower-carbon fuel in race conditionsIRVING, Texas / STUTTGART, Germany ExxonMobil and Porsche are testing advanced biofuels and renewable, lower-carbon eFuels, as part of a new agreement to find pathways toward potential future consumer adoption. Newsroom News March 30, 2021 The road to 2040: What’s fueling transportation growthProjections that the global middle class will increase by 1.7 billion people over the next two decades means a lot more energy will be needed in the years ahead to move planes, trains and automobiles. Emerging tech Energy Factor Feb. 27, 2020 A new breed of racing, built on new technologyFans rarely see the fluids inside a race car, but they are the hidden workhorses for race day success. Same for the engineers developing those fluids and lubes. And, activating the dynamic science behind race car performance requires the very same dedication and precision found on the racetrack itself. Emerging tech Energy Factor Jan. 9, 2020 The science behind driving longer on lessDrivers don’t often think of the science behind getting more mileage out of their fuel tanks. Emerging tech Energy Factor Dec. 16, 2019 Nine things you might not know about lubricantsChances are, you’ve heard of motor oil. But do you know why it’s important? And what about grease? Or gear oil? Who we are Energy Factor Nov. 19, 2019 LOAD MORE Careers Newsroom Investors Contact us Energy Factor Privacy center Privacy policy Terms and conditions Copyright 2003-2021 Exxon Mobil Corporation. All Rights Reserved.